U.S.    SECURITIES AND EXCHANGE COMMISSION Washington, D.C.
                             20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    WEINTRAUB                       B.              LEIGH
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     (Last) (First) (Middle)

     1600 West Merit Parkway
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                                    (Street)
     South Jordan                      UT                  84095
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     (City) (State) (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Merit Medical Systems, Inc.    (MMSI)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Statement for Month/Year

     February 13, 2003
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5. If Amendment, Date of Original (Month/Year)


                                Page 1 of 3 Pages

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6.   Relationship of Reporting Person to Issuer (Check all applicable)

     [ ]  Director                                [ ]   10% Owner
     [X]  Officer (give title below)              [ ]   Other (specify below)
                                                    Vice President, Operations
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person

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

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned


5. 6.
                                                       4.   Amount   of   Owner-
                                                       Securities  Acquired  (A)
                                                       or    Securities     ship
                                                       Disposed      of      (D)
                                                       Beneficially Form: 7.
                                        3.             (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               Transaction                                  of Issuer's   (D) or        Indirect
1.                     Transaction      Code                   (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date            (Instr. 8)      Amount   or   Price          (Instr. 3      (I)            Ownership
(Instr. 3)            (mm/dd/yy)       Code    V               (D)                   and 4)        (Instr.4)     (Instr. 4)
===========================================================================================================================
Common Stock
No Par Value
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value                                                                          1,305
---------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                   By employee
No Par Value                                                                          2,744        D           stock pur-
                                                                                                               chase (2)
---------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                   By 401(k)
No Par Value                                                                          3,737.89     I           plan (1)
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------


*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                Page 2 of 3 Pages

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================




                                                                                                           9.
                                                                                                           10.
                                                                                                           Number
                                                                                                           Owner-
                                                                                                           of
                                                                                                           ship
             2.                                                                                            Deriv-   of
             Conver-                           5.                              7.                          ative    Deriv-   11.
             sion                              Number of                       Title and Amount            Secur-   ative    Nature
             or                                Derivative    6.                of Underlying       8.      ities    Secur-   of
             Exer-                             Securities    Date              Securities          Price   Bene-    ity:     In-
             cise     3.                       Acquired (A)  Exercisable and   (Instr. 3 and 4)    of      ficially Direct   direct
             Price    Trans-   4.              or Disposed   Expiration Date                       Deriv-  Owned    (D) or   Bene-
1.           of       action   Trans-          of (D)        (Month/Day/Year)            Amount    ative   at End   In-      ficial
Title of     Deriv-   Date     action          (Instr. 3,                                or        Secur-  of       direct   Owner
Derivative   ative    (Month  /Code            4 and 5)      Date     Expira-            Number    ity     Year     (I)      -ship
Security     Secur-   Day/     (Instr. 8)                     Exer-    tion               of        (Instr.(Instr.   (Instr. (Instr.
(Instr. 3)   ity      Year)    Code    V      (A)   (D)      cisable  Date     Title     Shares    5)      4)       4)       4)

===================================================================================================================================
Non-qualified $13.5280 N/A                                  12/08/02  12/08/11 Common                      25,000   D
stock options                                               (3)                Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $3.68    N/A                                  02/12/02  02/12/11 Common                      28,455   D
stock options                                               (7)                Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $4.1997  N/A                                  04/23/00  10/23/04 Common                      5,470    D
stock options                                               (6)                Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $3.68    10/30/02                             09/30/99  03/31/04 Common                      3,250    D
stock options                                               (5)                Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $17.32   02/06/02 A             20,000        02/06/04  02/06/13 Common    20,000            20,000   D
stock options                                               (5)                Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================


Explanation of Responses:
(1) Represents plan holdings as of 12/31/02 based upon most recent plan statment timely distributed.
(3) Become exercisable in equal annual installments of 20% commencing 12/08/02
(5) Become exercisable in equal annual installments of 20% commencing 09/30/99
(6) Become exercisable in equal annual installments of 20% commencing 04/23/00
(7) Become exercisable in equal annual installments of 20% commencing 02/12/02
(8) Become exercisable in equal annual installments of 20% commencing 02/06/04

/s/   B. LEIGH WEINTRAUB                         02/14/03
-----------------------------------              -----------

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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